FUND SERVICES AGREEMENT
BETWEEN
KIEWIT INVESTMENT FUND LLLP AND
JPMORGAN CHASE BANK, N.A.

TABLE OF CONTENTS

	SECTION

1.	INTENTION OF THE PARTIES; DEFINITIONS	4
1.1	Intention of the Parties	4
1.2	Definitions; Interpretation	4
2.	WHAT J.P. MORGAN IS REQUIRED TO DO	7
2.1	The Services	7
2.2	No Duty to Monitor Compliance	7
2.3	No Responsibility for Tax Returns	7
2.4	Storage of Records.	7
2.5	Compliance with Laws and Regulations.	8
2.6	Change Control.	8
3.	INSTRUCTIONS	8
3.1	Acting on Instructions; Method of Instruction; and Unclear Instructions.	8
3.2	Verification and Security Procedures.	9
3.3	Instructions Contrary To Applicable Law/Market Practice.	9
3.4	Cut-Off Times.	9
3.5	Electronic Access.	9
4.	FEES AND EXPENSES OWING TO J.P. MORGAN	10
4.1	Fees and Expenses.	10
5.	ADDITIONAL PROVISIONS	10
5.1	Representations of the Customer and J.P. Morgan.	10
5.2	The Customer to Provide Certain Information to J.P. Morgan.	11
5.3	Information Used to Provide the Service.	11
6.	WHERE J.P. MORGAN IS LIABLE TO THE CUSTOMER OR THE FUNDS	11
6.1	Standard of Care; Liability.	11
6.2	Force Majeure.	12
6.3	J.P. Morgan May Consult with Counsel.	12
6.4	Limitations of J.P. Morgan’s Liability.	12
7.	TERM AND TERMINATION	13
7.1	Term and Termination.	13
7.2	Other Grounds for Termination.	13
7.3	Consequences of Termination.	14
7.4	Transition following Termination.	14
8.	MISCELLANEOUS	14
8.1	Notices.	14
8.2	Successors and Assigns.	15
8.3	Entire Agreement.	15
8.4	Insurance.	15
8.5	Governing Law and Jurisdiction.	15
8.6	Severability; Waiver; and Survival.	15
8.7	Confidentiality.	16
8.8	Use of J.P. Morgan’s Name.	16
8.9	Delegation.	16
8.10	Counterparts.	17
8.11	No Third Party Beneficiaries.	17
SCHEDULE 1 ACCOUNTING AND NAV CALCULATION SERVICES
APPENDIX A NET ASSET VALUE ERROR CORRECTION POLICY AND PROCEDURES
SCHEDULE 2 FUND ADMINISTRATION SERVICES

SCHEDULE 3 TRANSFER AGENCY SERVICES
SCHEDULE 4 REMUNERATION
ANNEX A ELECTRONIC ACCESS

FUND SERVICES AGREEMENT

This Agreement, dated April 1, 2011, is between Kiewit Investment Fund LLLP a Delaware limited liability limited partnership whose principal place of business is at Kiewit Plaza, Omaha, Nebraska (the “Customer" or, the “Fund”) and JPMORGAN CHASE BANK, N. A. with a place of business at One Beacon Street, Boston, Massachusetts 02108 (“J.P. Morgan”).

1.	Intention of the Parties; Definitions

1.1	Intention of the Parties

(a)	J.P. Morgan is a transfer agent registered with the United States Securities and Exchange Commission (“SEC”).

(b)
The Customer is a closed-end management investment company registered under the Investment Company Act of 1940, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the Fund’s Registration Statement, as amended from time to time.

(c)
The Customer has requested J.P. Morgan to provide Accounting and NAV Calculation Services, Fund Administration Services, and Transfer Agency Services with respect to the Fund, which J.P. Morgan has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules.  J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

1.2	Definitions; Interpretation

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Accounting and NAV Calculation Services” means the services described in Schedule 1.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan or Customer, as the case may be.

“Applicable Law” means any applicable statute (including the 1940 Act, the Advisers Act the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”)), treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

"Articles" means the limited partnership agreement of the Customer, as amended from time to time.

“Authorized Person” means any person who has been designated by the Customer (or by any agent designated by the Customer, including the Investment Adviser) to act on behalf of Customer under this Agreement and any person who has been given an access code by a security administrator appointed by the Customer which allows the provision of Instructions.  Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of directors of the Customer.

“Change” has the meaning given in Section 2.6.

“Change Control” means the process set out in Section 2.6.

“Change Request” has the meaning given in Section 2.6.

“Confidential Information” means and includes all non-public information concerning the Customer which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Distributor” means any entity or structure, the purpose of which is to make the units of the Customer available to the public (e.g., broker-dealers; fund of funds; wrap accounts).

“Fees” means the payments described in Article 4, to be made by the Customer to J.P. Morgan for the Services.

"Fund Administration Services" means the services described in Schedule 2.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

"Investment Adviser” means any person or entity appointed as investment adviser or manager of the Customer, in accordance with a resolution of the Board.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income) or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“1940 Act” means the Investment Company Act of 1940, as amended.

“OTC Derivative Contract” means any contract of a type that J.P. Morgan, acting reasonably, determines to be an over-the-counter derivative.

"Prospectus" means the prospectus of the Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-2 of the Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

 “SAI” means the Statement of Additional Information of the Fund as supplemented, updated or amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

 “Security Procedure” means any security procedure to be followed by Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties.  A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs and may be updated by J.P. Morgan from time to time upon notice to the Customer.  Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions.  For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“Service Commencement Date” means the first date on which J.P. Morgan is entitled to receive fees under this Agreement.

"Services" means the Accounting and NAV Calculation Services, Fund Administration Services, Transfer Agency Services, [and Global Derivatives Services].

"Transfer Agency Services" means the services described in Schedule 3.

“Unit Transaction” means a purchase, redemption or exchange transaction of Units.

"Unitholder Records" means the records maintained by the Transfer Agent containing information concerning the Unitholders and Unit Transactions.

"Units" means the Units of limited partnership interests issued by the Customer.

"Unitholder" means a holder of Units.

(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)
References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)
Unless the context requires otherwise, references in this Agreement to "persons" shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	What J.P. Morgan is Required to Do

2.1	The Services

(a)
The Customer hereby appoints J.P. Morgan to act as administrator of and to provide the Services with respect to the Fund and J.P. Morgan agrees to act as administrator of and to provide the Services with respect to the Fund (subject to any limitations notified by the Customer to J.P. Morgan in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)	The Customer represents that any disclosure in its Registration Statement regarding the Agreement will accurately reflect the terms and conditions of the Agreement in all material respects

(c)	J.P. Morgan shall act as agent of the Customer and/or the Funds solely with respect to the duties of J.P. Morgan described in this Agreement.

(d)	The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the Services.

2.2	No Duty to Monitor Compliance

Each party hereto acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractor) with any restriction or guideline imposed on the Fund or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to the Fund or the Investment Adviser, except as expressly set forth in this Agreement  and further, that the duties of J.P. Morgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of the Fund, the Investment Adviser, their respective delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractor) with any such restrictions or guidelines.

2.3	No Responsibility for Tax Returns

Notwithstanding anything herein to the contrary, while J.P. Morgan shall provide the Customer with information regarding taxable events in the United States in relation to the Customer, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Unitholders or the Fund except as expressly set forth in this Agreement.

2.4	Storage of Records.

J.P. Morgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Law and can be made available to Customer promptly upon request.  Where any Authorized Person, including any Fund’s auditor, wishes to inspect such documents maintained by J.P. Morgan, J.P. Morgan promptly shall provide legible documents. The applicable Funds shall be responsible for the payment of any research and copying costs associated with any such request, in accordance with J.P. Morgan’s customary practices.

2.5	Compliance with Laws and Regulations.

J.P. Morgan will comply with Applicable Law in the United States with respect to the provision of the Services.  The Customer undertakes to comply with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services.

2.6	Change Control.

(a)
If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change.  J.P. Morgan shall maintain a log of all Change Requests.

(b)
Promptly following the receipt of a Change Request the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)
If a change to Applicable Law requires a change to the provision of the Services, the parties shall follow the Change Control processes.  J.P. Morgan shall bear its own costs with respect to implementing such a Change Request except that:

(i)	J.P. Morgan shall be entitled to charge the Customer for any changes to software that has been developed or customized for the Customer; and

(ii)
J.P. Morgan shall be entitled to charge the Customer for any changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s risk associated with provision of the Services, J.P. Morgan shall be entitled to make an appropriate increase in the Fees.

3.	Instructions

3.1	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)
The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry.  The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of the J.P. Morgan Indemnitees with respect to the manner in which such Instructions are followed.

(b)
J.P. Morgan shall promptly notify an Authorized Person or Unitholder, as applicable, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction.  J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation reasonably satisfactory to it.  J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification reasonably satisfactory to it.  In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify Customer of its decision to do so as soon as  reasonably practicable

3.2	Verification and Security Procedures.

(a)
J.P. Morgan and Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of its telephone communications.

3.3	Instructions Contrary To Applicable Law/Market Practice.

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice but J.P. Morgan will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.  In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify Customer as soon as  reasonably practicable.

3.4	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of certain Instructions, which will be made available to the Customer.  If J.P. Morgan receives an Instruction (other than Instructions relating to a Unit Transaction, which shall be processed by J.P. Morgan in accordance with the Registration Statement) after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5	Electronic Access.

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.

4.	Fees and Expenses Owing to J.P. Morgan

4.1	Fees and Expenses.

(a)
The Customer will pay J.P. Morgan for the Services under this Agreement the fees as set forth in Schedule 4 hereto, or as otherwise agreed upon in writing between the Customer and J.P. Morgan from time to time.

(b)
In addition to the fees provided for above, the Customer shall be responsible for the payment of all the reasonable fees and disbursements of J.P. Morgan in connection with the establishment, and ongoing business of the Customer, all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Customer which are incurred by J.P. Morgan, and any other customary or extraordinary expenses. The Customer shall reimburse J.P. Morgan for any of the foregoing and for all reasonable out-of-pocket expenses including without limitation telephone, postage and stationery and expenses of a similar nature as J.P. Morgan may incur in the execution of its duties under this Agreement and including the costs and expenses, by the Customer’s request or with the Customer’s agreement, incurred by J.P. Morgan and its agents in determining the value of assets in connection with its duty as the calculator of the Net Asset Value of the Fund or any Units and in connection with the performance of its duties pursuant to this Agreement.

(c)
Invoices will be payable within thirty (30) days of the date of the invoice. If the Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

5.	Additional Provisions

5.1	Representations of the Customer and J.P. Morgan.

(a)
The Customer represents and warrants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary Board action to authorize the execution of this Agreement, and (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out the extent the duties of J.P. Morgan.

(b)
J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

(c)
J.P. Morgan will be subject to and shall comply with all Applicable Laws, rules and regulations concerning the collection, use, disclosure, processing and free movement of Fund information.  Without limiting the generality of the foregoing,  J.P. Morgan represents and warrants that it has developed, implemented and maintains, and will continue to maintain for such period as this Agreement remains in effect, a written comprehensive information security policy (the “Information Security Policy”) that provides adequate protections for the safeguarding of Unitholder personal information received or obtained by J.P. Morgan in the performance of this Agreement.   J.P. Morgan further represents and warrants that the Information Security Policy is, and will continue to be, compliant with Applicable Law, including the data security laws, rules and regulations of the Commonwealth of Massachusetts.

5.2	The Customer to Provide Certain Information to J.P. Morgan.

Upon request, the Customer will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including the Articles and its current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or opinions from a lawyer or accountant that are reasonably necessary in order to provide the Services described in this Agreement.

5.3	Information Used to Provide the Service.

The Customer agrees with J.P. Morgan that any information the Customer or the Investment Adviser provides to J.P. Morgan pursuant to this Agreement shall be complete and accurate to enable J.P. Morgan to perform its responsibilities pursuant to this Agreement.

6.	Where J.P. Morgan is Liable to the Customer or the Funds

6.1	Standard of Care; Liability.

(a)
J.P. Morgan will use reasonable care in performing its obligations under this Agreement.  J.P. Morgan will not be responsible for any loss or damage suffered by the Customer with respect to any matter as to which J.P. Morgan has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of J.P. Morgan.

(b)
J.P. Morgan will be liable and will indemnify Customer, its directors, officers, employees and controlling persons, for the Customer’s direct liabilities to the extent they result from J.P. Morgan’s fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will either party be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from either party’s performance under this Agreement.

(c)
The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees directly arising out of J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

6.2	Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards.  To the extent permitted by Applicable Law, J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan.

6.3	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisors of the Customer or the Funds).

6.4	Limitations of J.P. Morgan’s Liability.

(a)
J.P. Morgan may rely on information provided to it by or on behalf of the Customer, or which was prepared or maintained by the Customer or any third party on behalf of the Customer, in the course of discharging its duties under this Agreement.  Provided J.P. Morgan shall have acted with reasonable care and without negligence, willful misconduct or fraud, J.P. Morgan shall not be liable to any person for any Liabilities suffered by any person as a result of J.P. Morgan: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to J.P. Morgan by the Customer or by the Investment Adviser or any third party which is not a subcontractor of J.P. Morgan, including but not limited to, information in relation to trades in respect of the Fund or expenses of the Fund; (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to J.P. Morgan by any pricing services, data services, or provider of other market information or information concerning securities held by the Fund.

(b)	J.P. Morgan shall not be liable for any error in data that is transitioned to J.P. Morgan at the time it begins to provide the Services with respect to the Funds provided however that J.P. Morgan:

(i)	shall use reasonable efforts to mitigate any losses arising as a result of any such error of which it is aware; and

(ii)	shall notify the Customer as soon as practicable after becoming aware of the error.

J.P. Morgan shall be entitled to reasonable compensation, at its customary hourly rates, for the remediation efforts needed to correct any such error in data.

(c)
J.P. Morgan shall not be liable for any losses resulting from a failure by any person (other than an Affiliate or subcontractor of J.P. Morgan) to provide J.P. Morgan with any information or notice that is reasonably necessary for the provision of the Services provided however that the losses do not result from an act of negligence, fraud or willful misconduct on the part of the J.P. Morgan Indemnitees.  J.P. Morgan shall use reasonable efforts to find alternative sources of information in the event of any such failure.  In the event of any such failure that may affect the performance of the Services, J.P. Morgan shall promptly notify the Customer.

(d)
J.P. Morgan shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of the Fund, as a result of the failure of the Customer or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Units are offered.

(e)
J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of the Fund shall be subject to the NAV correction policy and procedures attached to this Agreement as Appendix A to Schedule 1 of this Agreement.

(f)
The Customer agrees that the accounting reports provided by J.P. Morgan, as well as any Unit class or other similar reports, are to enable the Customer to fulfill its statutory reporting and investor subscription/redemption obligations, and are not for investment, treasury or hedging purposes.

7.	Term and Termination

7.1	Term and Termination.

This Agreement shall be in effect for an initial term of three years from the Services Commencement Date (the “Initial Term”). The Agreement will automatically renew for additional one year periods effective from the first anniversary of the date of the end of the Initial Term of this Agreement.     Notwithstanding anything to the contrary in this Agreement, each party may terminate this Agreement at any time, without penalty, on one hundred and eighty (180) days prior written notice to the other party.

7.2	Other Grounds for Termination.

(a)
In the event of the termination of the custody agreement between J.P. Morgan and the Customer, J.P. Morgan may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the respective Funds to a successor custodian. In the event that any such termination occurs prior to the end of the Initial Term, the Customer shall pay J.P. Morgan an early termination fee in an amount equal to six (6) times the average monthly Fee paid by Customer during the preceding six (6) months (an “Early Termination Fee”), unless the Customer’s termination of the custody agreement was for J.P. Morgan’s material breach or due to the liquidation of the Fund pursuant to an action approved by the Fund’s Board.

(b)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)
the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii)	the relevant federal or state authority withdrawing its authorization of either party; or

(iii)
the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within 90 days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

7.3	Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party's obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.4	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation as are held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct.  Except as otherwise provided in Section 7.2, J.P. Morgan shall provide the Services until a replacement administrator is in place, subject to the terms and conditions of this Agreement (including Article 4).  J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance.  The Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as reasonably possible.

8.	Miscellaneous

8.1	Notices.

Notices pursuant to Article 7 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing.  Notice will not be deemed to be given unless it has been received.

8.2	Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without Customer’s consent to (a) any Affiliate or subsidiary of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business.

8.3	Entire Agreement.

This Agreement, including the Schedules, Appendices and Annexes, sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written.  Amendments must be in writing and signed by both parties.

8.4	Insurance.

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer.  J.P. Morgan will, however, provide summary information of its own general insurance coverage, to the Customer upon written request.

8.5	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum.  The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.  If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction.  Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts.  The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

8.6	Severability; Waiver; and Survival.

(a)         If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)         Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.  No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)         The parties’ rights, protections and remedies under this Agreement shall survive its termination.

8.7	Confidentiality.

(a)         Subject to Section 8.7(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s or the Customer’s business, or with the consent of the Customer.

(b)         The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)	any service providers and/or vendors to the Fund that J.P. Morgan believes are reasonably required by such person to provide the relevant services;

(ii)	its professional advisers, auditors or public accountants;

(iii)	its Affiliates; and

(iv)	any revenue authority or any governmental entity.

(c)
Except as otherwise required by Applicable Law, by a regulator with jurisdiction over J.P. Morgan’s or the Customer’s business, with the consent of the other party or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence.

8.8	Use of J.P. Morgan’s Name.

The Customer agrees not to use (or permit the use of) J.P. Morgan's name in any document, publication or publicity material relating to the Customer or the Funds, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as administrator to the Fund.

8.9	Delegation.

J.P. Morgan may delegate to a reputable agent any of its functions herein.  However, J.P. Morgan will remain responsible to the Fund for any such delegation.  To the extent reasonably practicable, J.P. Morgan will consult with the Customer before it implements the delegation of a material portion of the Services.

8.10	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.11	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

KIEWIT INVESTMENT FUND LLLP		JPMORGAN CHASE BANK, N.A.

By:	/s/Eric Olson	By:	/s/Mary Ellen Costello
Name:	Eric Olson	Name:	Mary Ellen Costello
Title:	President	Title:	Vice-President
Date:	April 1, 2011	Date:	April 1, 2011